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| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 13(f) of the Investment Company Act of 1940
(Print or Type Responses)

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1.  Name and Address of Reporting Person*


        Cotter                       James                            H.
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

    14441 DuPont Court, Suite 103
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                                   (Street)

        Omaha                         NE                             68144
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        (City)                      (State)                           (Zip)

2.  Date of Event Requiring Statement (Month/Day/Year)              03/19/2002
                                                                  --------------

3.  I.R.S. Identification Number of Reporting Person, if an Entity
    (Voluntary)
                --------------

4.  Issuer Name and Ticker or Trading Symbol  Sense Technologies Inc. (SNSG)
                                             -----------------------------------

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    _X_ Director    _X_ Officer             ___ 10% Owner    ___ Other
                        (give title below)                       (specify below)

                    President and Chief
                     Executive Officer
    ----------------------------------------------------------------------------

6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------

7.  Individual or Joint Group Filing (Check Applicable Line)

    _X_ Form filed by One Reporting Person

    ___ Form filed by More than One Reporting Person

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             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
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
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Common Stock            5,000                Direct
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reported person, See Instruction
                                                         ---
  5(b)(v).


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number

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FORM 3 (continued)

               TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
         (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      of              form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
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
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Option                         3/19/02   3/19/07        Common Stock    50,000         $2.50           Direct
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

Explanation of Responses:

                                  /s/ James H. Cotter               3/28/02
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date

    ** Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                            ---

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.
                                 ---

Potential persons who are to respond to the collection of information contained in this form are not Required to respond unless the form displays a currently valid OMB Number.

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